Exhibit 14.1

                                 CODE OF ETHICS

                            First Ipswich Bancorp and
                       The First National Bank of Ipswich

                      Adopted by the Board of Directors on
                                 March 23, 2005
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                                Table of Contents

Introduction...................................................................1

Definitions....................................................................1

Political Contributions/Corporate Payments.....................................2

Investments....................................................................3

Confidentiality of Records and Information.....................................4

Integrity of the Company's and the Bank's Records and Systems..................5

Media Inquiries................................................................6

Conflicts of Interest..........................................................6

Loans, Gifts, Fees and Legacies................................................9

Drug, Alcohol and Smoke-Free Workplace........................................10

Corporate Conduct.............................................................10

Employee Conduct..............................................................12

Purchased Services............................................................14

Employment of Relatives.......................................................14

Violations....................................................................14

Harassment Policy.....................................................Appendix A

Bank Bribery Act and Conflicts of Interest Policy.....................Appendix B

Directors', Officers' and Employees' Acknowledgement and
  Certification...............................................................19
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                     A BANKER'S PROFESSIONAL CODE OF ETHICS

A. Introduction

      First Ipswich Bancorp (the "Company") and The First National Bank of Ipswich (the "Bank") are dedicated to the highest standards of integrity and ethics. Personal integrity and moral fiber are as important as technical competence and work ethic in advancement of the Company and the Bank. The highest trust, confidence and responsibility is placed in each person. The Company and the Bank believe in each employee's fundamental honesty and integrity in daily relations with customers, the public and fellow employees. The Company and the Bank will not tolerate employees who achieve results by violating laws or being involved in dishonest or unscrupulous business dealings or who jeopardize our reputation. On the other hand, the Company and the Bank fully support an employee who passes up an opportunity or advantage that could only be secured at the sacrifice of the Company's, the Bank's, or the employee's principles.

      Personal integrity and honesty demand an atmosphere that fosters personal candor, and maintaining that atmosphere is a high priority within the Company and the Bank. If any employee has knowledge of apparent violations of this Code of Ethics (the "Code"), or of any questionable actions affecting the Company or the Bank, they are urged to report it to the Designated Bank Official, or, if they are not comfortable reporting such concerns to the Designated Bank Official, then to the Company's Audit Committee of the Board of Directors. Both the Designated Bank Official and the Audit Committee, collectively or separately, are responsible for investigating such matters, and can do so without arousing suspicion or casting aspersions on the character and reputation of the person in question. By going directly to the Designated Bank Official or the Audit Committee and explaining the circumstances of the suspicious activity, the reputations of the reporting employee and any other person are protected if the suspicion turns out to be a misunderstanding or the transaction in question is not against policy. Employees should make such a report in the way that makes them most comfortable, whether in writing or orally. The identity of employees who report such information is confidential and no reprisal may or will be taken against them. Any reprisal would itself be a breach of the Code.

      Violation of this Code is grounds for disciplinary action up to and including termination of employment, or, in the case of Directors and Trustees, removal from service. Such action is in addition to any civil or criminal liability which might be imposed by Federal or State regulatory agencies or courts. Additional guidance and assistance for avoiding violations of the policies expressed in this Code is available through the Company's and the Bank's Employee Handbook approved by the Company's Board of Directors.

B. Definitions

      1. "Company" means First Ipswich Bancorp and any majority-owned, non-bank subsidiary thereof.

      2. "Bank" means The First National Bank of Ipswich and its majority-owned subsidiaries.


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      3. "Company Official" means any employee, director/trustee or officer of the Company, or any employee, director/trustee or officer of any majority-owned non-bank subsidiary of the Company.

      4. "Bank Official" means any Bank employee, director or officer, or any employee, director or officer of any majority-owned subsidiary of the Bank.

      5. "Employee" means any person who is currently on the payroll of the Company or the Bank for whom the Company or the Bank is required to file an Internal Revenue Service Form #01, or who is currently on the payroll of any majority-owned non-bank subsidiary of the Company or a majority-owned subsidiary of the Bank and for whom such subsidiary is required to file an Internal Revenue Service Form W-2.

      6. "Designated Bank Official" means the officer of the Bank who is designated by the Chief Executive Officer to receive and review reports filed and to make determinations as provided in this Policy Statement. The current Designated Bank Official is Nancy A. Lowell, Vice President Human Resources.

C. Political Contributions/Corporate Payments

      1. Federal and State Prohibitions

Federal and state laws prohibit the Company or the Bank from contributing corporate funds or property in support of a political party or a candidate for public office. Similarly, neither the Company nor the Bank may compensate Employees for time so dedicated (i.e., normal working hours). It should be clearly understood that no action is to be undertaken for the perceived benefit of the Company or the Bank if the Company or the Bank could not legally take such action directly. (See Federal Campaign Act of 1971, 29 U.S.C. ss. 593 et seq.) Questions as to the propriety of any action that may involve a political candidate or campaign should be discussed with the Designated Bank Official before any steps are taken that may involve any Company or Bank Official or the Company or the Bank in a possible violation of the law.

      2. Prohibition Against Favored Business Treatment

It is contrary to the Company's and the Bank's policy and intent to encourage or permit either directly or indirectly the payment of funds of the Company or Bank or use of property of the Company or Bank to secure favored business treatment for the Company or Bank. This policy applies to Company and Bank transactions with governmental as well as non-governmental parties.

      3. Ordinary and Necessary Travel and Entertainment Expenses

Expenses for travel and entertainment incurred on behalf of the Company or the Bank should be ordinary and necessary to accomplish a business purpose and be documented in conformity with the established requirements for reimbursement. After incurring such expenses, a Company or Bank Official, must obtain the


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approval of such expenses, as applicable, of the Chief Financial Officer of the
Company or the Bank.

      4. Bank Disbursements

Other than as an approved signature authority, no Bank Official shall control disbursements from a branch of the Bank or its subsidiaries. Further, disbursements shall be only for legitimate Bank purposes, and each shall be clearly disclosed in the financial records.

      5. Company Disbursements

Other than as an approved signature authority, no Company Official shall control disbursements from the Company's accounts. Further, disbursements shall be only for legitimate purposes of the Company and each shall be clearly disclosed in the financial records.

D. Investments

The investment of personal funds as a way to participate in the growth of the economy and to provide for the future is proper and worthwhile. However, Company and Bank Officials must be aware that personal financial affairs reflect to the public the character of the organization. The following standards are guides to minimize the risks that may arise from the way investments are selected and financed:

      1. Although the choice of investments is a personal matter, the nature of a Company or a Bank Official's position with the Bank requires adherence to an appropriate and prudent investment policy. For additional guidance on personal investing by Officers, see the Company's Insider Trading Policy (the "Insider Trading Policy").

      2. In-and-out trading (day-trading) and speculative trading involve a degree of risk that may embarrass both the individual and the organization. Such trading is not consistent with the personal conduct expected of Company and Bank Officials. Further, employees of the Company and the Bank should be aware that maintaining margin accounts in connection with trading mutual funds or other securities involves heightened risk and is generally regarded by bank regulatory agencies as non-advisable for employees of financial institutions. The same position is taken with respect to securities lending by Company or Bank Officials.

      3. The selection of a brokerage firm is a personal decision. Contact with brokers during business hours should be kept to a minimum and must not interfere with one's normal duties.

      4. Information provided by customers in the normal course of business that is not available to the general public is confidential and must be held inviolate. Such information must never be disclosed to unauthorized persons or used as a basis for personal investment decisions. The Employee Handbook describes confidential information in greater detail.


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      5. Investments by Company or Bank Officials who have knowledge of the
      Bank's borrowers' relationships in securities issued by the Bank's borrowers must be promptly reported, in writing, to the Designated Bank Official, and may be made only in conformity with the restrictions of state and federal securities laws applicable to purchases and sales of securities by "insiders." See the Insider Trading Policy for details on reporting such purchases and a copy of the reporting form.

E. Confidentiality of Records and Information

      1. Customer Information

 All relationships between the Company or Bank and its customers are confidential. All Company and Bank records containing personal data on Company or Bank customers are confidential. As such, they are to be carefully safeguarded and kept current, relevant, and accurate. They should be disclosed only to authorized Company or Bank personnel having a "need to know," or pursuant to lawful process in accordance with Bank procedures governing the permissibility and means of disclosure. Such information should not be disclosed to third parties except as expressly permitted in Company and Bank procedures or if the Company or Bank becomes legally obligated to do so. Should you have any questions about disclosure, consult with your manager before disclosing. All Bank Officials should use care not to discuss Bank business in any place or manner that risks violation of the confidentiality of customer information. Employees need to conduct business transactions for customers in a professional manner that maintains customer confidentiality on all levels. This includes refraining from gossip about customers and their accounts, commenting on their business transactions, and speaking in a loud voice so that Employees and customers can hear personal information.

Information acquired during the course of employment about suppliers of the Bank or Company is to be used solely for purposes of the Bank or Company and not as a basis for furthering a private interest, gossip or as a means of making a profit.

      2. Information of the Company and Bank

Information about the Company and the Bank and their respective plans, financial condition, and business, other than reports required to be made public, is confidential and may not be disclosed to unauthorized persons. Company and Bank Officials should use care not to discuss the Company's or the Bank's business in any place or manner that would in any way impair the Company's or the Bank's competitive position. Financial information about the Company and the Bank is not to be given to persons outside the Company or the Bank unless it has been previously reported publicly. No Company or Bank information, including without limitation, documents, notes, files, records, oral information, computer files or similar materials (except in the ordinary course of performing duties on behalf of the Company or Bank) may be removed from the Company's or Bank's premises without permission Company or Bank. Disclosure of information by an Employee to other Employees should be on a need-to-know basis for business purposes only.


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F. Integrity of the Company's and the Bank's Records and Systems

      1. Business Records.

The business records of the Company and the Bank are of critical importance to meeting all relevant financial, legal and management obligations. All reports, vouchers, bills, payroll and service records, account records, measurement and performance records, transaction records, and other essential data must always be input or prepared accurately, reliably, and with care and honesty in a timely manner.

      2. False or Misleading Reports

There is no excuse for a deliberately false or misleading report or record. Certain business record offenses, including, without limitation, falsification of time sheets to obtain payment for time not worked, willful, unauthorized destruction or alteration of accounts, records or memoranda, and willfully making false entries or failing to make correct entries, are cause for immediate dismissal.

      3. Regulatory Record Keeping Requirements

The Company's records are maintained in accordance with any applicable rules of the Board of Governors of the Federal Reserve System and the Securities and Exchange Commission. Bank records are maintained in accordance with the rules of the Office of the Comptroller of the Currency ("OCC"). Some government agencies require that certain records be retained for specific periods of time. Other records and documents may have to be held in connection with court and regulatory proceedings, or for other specific business purposes. Records should therefore be kept in accordance with these requirements and destroyed only with the Company's or the Bank's authorization.

      4. Business Transaction Reporting

All Company and Bank Officials are responsible for following the Company's and the Bank's procedures and policies for reporting business transactions, including appropriate authorization requirements and internal accounting controls, in order that:

      Transactions are carried out in an authorized manner;

      Transactions are reported and recorded to permit correct preparation of required reports and financial statements, and to maintain accurate records of assets;

      Access to assets and supplies is in accordance with management's authorization; and

      Inventories of assets and supplies are taken periodically, and appropriate action taken to correct discrepancies.


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 If, in the course of performing his or her duties, an Employee identifies any circumstances which appear to violate the norms of sound and prudent business or the substance of this Code, it is that Employee's responsibility to promptly call the circumstances to the attention of the Designated Bank Official, an impartial senior officer or the Company's Audit Committee. Reports by Employees of suspicious or unusual activities or transactions may be submitted in oral or written form. The Company or the Bank will make reasonable efforts to treat such matters on a confidential basis if the reporting Employee so requests, although neither the Company nor the Bank can assure complete confidentiality in light of responsibilities to government agencies and the interest in investigating such matters. Such reports may also be submitted anonymously. Employees will not be subject to reprisals or other adverse action for truthfully and confidentially reporting suspicious or unusual activities or transactions as provided in this paragraph. Each Employee's duty to report suspicious circumstances is set forth in section J, Employee Conduct, subparagraph 2, Suspicious Activities Reports.

G. Media Inquiries

In general, the Company and the Bank have good relationships with the news media and cooperate with the media in order to provide the public with information about the Company and the Bank. The Chief Executive Officer has primary responsibility for responding to inquiries from the news media. Occasionally, a Company or Bank Official may receive a visit or a call from a reporter inquiring about some aspect of the affairs of the Company or the Bank. It is the Company's and the Bank's policy that all inquiries from the news media must be referred to the Chief Executive Officer or spokesperson designated by the CEO. The only exception to this policy is in cases of questions from the news media asking for factual information about Bank services. If a reporter asks, for example, what the Bank's current rate of interest is on a regular savings account, a Bank Official should inform the Chief Executive Officer of the reporter's call, as it could lead to an opportunity for more complete coverage of the Bank's services or activities.

H. Conflicts of Interest

      1. Conflicts of Interest Prohibited

            a) Personal or Business Affairs

Company and Bank Officials shall not conduct their personal or business affairs in a manner that places their professional, business or financial interests in conflict with the interests of the Company or the Bank. Nor shall Company or Bank Officials, in connection with the business of the Company or the Bank or their other interests, engage or attempt to engage in self-dealing or otherwise trade or seek to trade on their positions with the Company or the Bank. Nor shall Company or Bank Officials accept from a supplier, customer, or other person or company doing or seeking to do business with the Company or the Bank a business opportunity not available to other persons or that is made available because of such Official's position with the Company or the Bank. Company and Bank Officials are prohibited from accepting loans from Bank customers or suppliers. This prohibition does not apply, however, to loans from banks or other financial institutions on customary terms to finance proper credit needs.


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In addition, Company and Bank Officials will refuse any legacy or bequest of an estate or trust of a Bank customer except where the customer is a close relative of the Company or Bank Official, or where it is determined to be a unique opportunity and it does not lend itself to impropriety. The Chief Executive Officer and the Human Resources Officer will determine whether exceptions to this rule should be made available in each case.

To the extent that Bank Officials are named in instruments executed by current or former customers of the bank, such as wills or trusts, to act in a fiduciary capacity for which the Trust Department of the Bank offers such a service, it is the Bank's policy that upon accepting any such appointment the employee must retain the Trust Department as agent, and any fees due such Bank Official will be paid over the bank as agency fees. This policy also applies to Bank Officials who subsequently retire to the extent that the retiree was a Bank Official at the time the instrument which names the retiree was executed, and also to the extent that a retiree was named by a person who was a customer of the Bank at the time the instrument was executed.

An exception to this policy is for Bank Officials or retired Bank Officials appointed by a relative. The Bank's President and Trust Committee must approve other exceptions.

 It is improper for a Bank Employees to invest in a customer's business unless the interest is acquired through an organized exchange, and the bank employee has no access to confidential or inside information.

 Bank Employees are prohibited from enabling others to invest in a customer's business by conveying material inside information about the Company, the Bank or any customer or supplier.

            (b) Relationships with Correspondent Banks

Under Title VIII of the Financial Institutions Regulatory and Interest Rate Control Act of 1978 (12 U.S.C. ss. 1972(2)), all members of senior management are required to file with the Bank an annual disclosure statement of transactions with correspondent banks of The First National Bank of Ipswich.

            (c) Management Interlocks

Under the Depository Institution Management Interlocks Act (12 U.S.C. ss. 3202), all members of senior management, Company or Bank Officials or Employees, are prohibited from serving as management officials of any other depository institution or depository holding company that is not affiliated with the Company or the Bank and is located within either:

                  (i) the same primary metropolitan statistical area, the same metropolitan statistical area, or the same consolidated metropolitan statistical area that is not comprised of designated primary metropolitan statistical areas as defined by the Office of Management and Budget, except in the case of depository institutions with less than $20,000,000 in assets in which case the provision of paragraph (2) shall apply, as that in which an office of the other institution or any depository institution that is an affiliate of such other institution is located, or


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                  (ii) the same city, town, or village as that in which an
office of the other institution or any depository institution that is an affiliate of such other institution is located, or in any city, town, or village contiguous or adjacent thereto.

            (d) Self-Dealing

There should be sensitivity to possible criticism of the Company or the Bank or Employees on the grounds of self-dealing for personal advantage. For this reason, no Company or Bank Official may purchase any property directly or indirectly (other than obsolete office equipment and similar items on terms and subject to conditions approved in advance by the Chief Executive Officer) from the Company or the Bank. This includes premises and equipment of the Company or the Bank, or collateral disposed of in settlement of obligation or property held as a fiduciary.

            (e) Outside Employment or Activity

Any Company or Bank Official who engages in or intends to engage in outside employment or activity has the responsibility to consult with the Designated Bank Official, in advance, as to whether such employment or activity will result in or create an appearance of a conflict of interest with the Official's duties and responsibilities.

A Company or Bank Official may not accept a directorship of another corporation without approval of the Bank's President. Charitable and non-profit organizations may be exceptions to this general policy. Such appointments should be reported to the Human Resources Officer, as well as the Bank's President.

      2. Business Affiliations

Neither Company nor Bank Officials should commence or continue any relationships with outsiders that might, even by implication, cause embarrassment to them or impair the Company's or Bank's best interests or public position. Company or Bank Officials are to avoid conflicts involving business opportunities which come to their attention as a result of their duties with the Company or the Bank. Periodically, the Designated Bank Official will distribute a questionnaire dealing with outside business affiliations to be completed and returned as instructed.

      3. Extensions of Credit

State and Federal laws and regulations impose various restrictions and reporting and recordkeeping requirements on extensions of credit to certain Company or Bank Officials and their related interests. Company and Bank Officials are responsible for complying with all such regulatory restrictions and reporting and recordkeeping requirements. Any questions concerning these restrictions and reporting and recordkeeping requirements should be directed to the Designated Bank Official.


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      4. Reporting Requirements

Company and Bank Officials shall promptly advise the Designated Bank Official of all potential conflicts of interest, including those in which they are inadvertently placed due to either personal or business relationships with customers, suppliers, business associates, or competitors of the Bank. The information shall include all relevant facts and the specific steps taken by the advising Company or Bank Official to avoid an actual conflict of interest with the Company or the Bank. The Designated Bank Official shall retain the information.

I. Loans, Gifts, Fees and Legacies.

Employees may not accept a loan from a Bank or Company customer or supplier. This prohibition does not apply to loans from banks or other financial institutions on customary terms to finance proper credit needs.

Bank Employees may not accept anything of value for making a loan. See Appendix B for the complete Bank Bribery Act.

Bank Employees may not accept a fee for performance of any business transaction that the Bank could have performed or that a Bank Employee performs as part of his or her normal job. Examples of services for which charging a fee is prohibited are: personally accepting a notary fee when completing a transaction for a Bank customer during business hours of the Bank, and balancing a customer's checkbook and personally accepting payment.

Employees may not accept gifts from customers or suppliers or from any other person or business seeking a business or supplier relationship with this bank. This prohibition does not apply to gifts from relatives, food or entertainment at a luncheon or business meeting, advertising or promotional materials of nominal value, awards by civic or charitable organizations or gifts of nominal value. Nominal value is a value that would be within the ability of the officer to reciprocate on a personal basis or would create a legitimate claim for reimbursement under similar circumstance. The Crime Control Act of 1984 makes it a felony for a bank (or bank holding company) employee to accept gifts in exchange for favorable treatment in bank transactions. Under Comptroller of the Currency guidelines, it is a felony to accept gifts having values of $100 or more; and a misdemeanor for accepting smaller gifts. For purposes of this paragraph nominal value is $50. Gifts of nominal value do not include cash, the acceptance of which is prohibited. Please refer to The Bank Bribery Act and Conflicts of Interest Policy in Appendix B.

Bank Employees may not sell anything to a customer at a value in excess of its worth nor purchase anything from a customer at a value below its worth. Please refer to The Bank Bribery Act and Conflicts of Interest Policy in Appendix B.

Bank Employees will refuse any legacy or bequest of an estate or trust of a Bank customer except where the customer is a close relative of the Employee or where it is determined to be a unique situation and it does not lend itself to impropriety. The President of the Bank and Human Resources will make the determination of what is an acceptable exception.


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Bank Employees may not do indirectly what they are prohibited from doing directly. This includes but is not limited to a Bank Employee arranging to have a member of his or her family accept a gift from a customer.

Bank Employees should decline any gift when there would be even the slightest implication of influence on future business dealing or appearance of impropriety.

J. Drug, Alcohol and Smoke-Free Workplace

The bank subscribes to and endorses an alcohol, drug and smoking policy founded on the principle of freedom with responsibility. The bank is dedicated not only to a safe and accident free workplace, but also to the employment of ethically sensitive and responsible people. The bank will strive to provide an employment environment conducive to making conscientious and healthy decisions when employees are faced with difficult choices associated with the use of legal and illegal drugs. Please refer to the Employment Handbook for more information

Employees of the bank are individually responsible for being aware of applicable Federal and State laws, regulations, ordinances, and the bank's policy for complying with them. The bank will assist in that endeavor by providing current information, when appropriate, to all employees. In addition, all employees are encouraged to take measures that prevent the misuse and abuse of alcohol and drugs in and out of the workplace.

Employees are expected to conduct themselves in a lawful manner while on Company or Bank property or on Company or Bank business. The sale, purchase, or use of any illegal drugs or dangerous substance by an Employee on Company or Bank property, or while on Company or Bank business is strictly prohibited and is cause for immediate discharge.

K. Corporate Conduct

      1. Equal Employment Opportunity

The Company and the Bank each strive to be a meritocracy by, hiring, retaining and promoting based on the performance of each person. All employment decisions are made without regard to a person's race, color, religion, national origin, sex, age, disability or military status. Also, all reasonable accommodations will be made for a person's disability or religious practice.

      2. Equal Credit Opportunity

It is the responsibility and obligation of all Company and Bank Officials to support and adhere to the Bank's firm commitment to Equal Credit Opportunity for all. The Bank's credit policy is set forth in the Bank's Loan Policy Manual. It is the Bank's policy not to discriminate against or discourage credit applicants on the basis of race, ancestry, color, religion, national origin, sex, disability, sexual orientation, familial status, marital status, veteran status, age, receipt of income from a public assistance program or exercise in good faith of any right under the Federal Consumer Credit Protection Act.


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      3. Anti-Trust

The United States antitrust laws are intended to preserve and foster the free enterprise economic system by assuring energetic but fair competition among business firms, and to prevent unfair restraint on competition. All Company and Bank Officials are expected to observe the highest standards of ethical conduct in relationships with competitors. As such, you are prohibited from entering into arrangements with competitors for the purpose of setting or controlling prices, rates, trade practices, marketing policies, or disclosing to competitors future plans of the Company and the Bank which have not been disclosed generally to the public.

      4. Prohibition Against Tie-In Arrangements

The Bank Holding Company Act (the "BHCA") prohibits the use of tie-in arrangements between a bank or bank holding company and their subsidiaries or customers (12 U.S.C. ss. 1971). The BHCA's tie-in prohibition is more restrictive than the general anti-trust statues in dealing with tie-in arrangements by banks or bank holding Company for their products and services. The relevant section of the BHCA prohibits the use of arrangements that require the customer to provide the bank with something of value in exchange for the bank's product or service.

Therefore, neither the Company nor the Bank shall "in any manner extend credit, lease or sell property of any kind, or furnish any service, or fix or vary the consideration for any of the foregoing" by requiring that:

      the customer shall obtain some additional credit, property, or service from the bank (other than a loan, discount, deposit or trust service), the bank holding company owning the bank or a subsidiary of the bank holding company; or

      the customer shall provide some additional credit, property, or service to the bank, the bank holding company, or a subsidiary thereof; or

      the customer shall not obtain credit, property or service from a competitor of the bank, bank holding company or a subsidiary thereof.

      5. Corporate Commitments

Because it is vital that the word of the Company and the Bank is viewed as its bond, Company and Bank Officials may not make any actual or apparent commitments, formally or informally, regarding the Company and the Bank without proper prior authorization in accordance with existing procedures.

      6. Health Safety and Environmental Protection

The Company and the Bank seek to manage their activities so that Employees are protected from unreasonable health and safety risks on the job, so that reasonable expectations concerning the work environment are met, and so that our


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customers, the public and the environment are properly protected in the use of our facilities, products and services.

L. Employee Conduct

      1. Employee Honesty and Integrity

Banking is above all a business based on mutual trust and demands steadfast honesty in all our affairs, both internally and externally. Our business is founded on faith, trust, and public confidence. All Employees thus bear special responsibilities for high standards in their personal and professional behavior. To this end, the Company, the Bank and the Employees strive to be in strict compliance with all laws and regulations that apply to our business. When any law or regulation seems unclear or ambiguous, Employees are urged to consult the Designated Bank Official immediately to seek assistance in determining the lawful and ethical procedures. Practices which violate any Federal, State or Municipal law or regulation are forbidden. Also, although it may appear obvious, it is worth emphasizing that stealing, theft, embezzlement or fraud of any kind by a Company or Bank Official or employee are considered grounds for termination of employment.

      2. Suspicious Activities Reports

The Company or the Bank must promptly report all matters that involve apparent crimes affecting its assets or affairs to the applicable governmental agencies. If an Employee becomes aware of suspicious activity or to facts which give a reasonable basis for believing a crime has occurred, is occurring, or may occur, the Employee should immediately notify the Designated Bank Official (and provide any supporting documentation describing the matter). The Designated Bank Official will then coordinate the filing of the required reports. Any questions regarding this policy should be directed to the Designated Bank Official. For more information regarding Suspicious Activity Reports, see the Anti-Money Laundering Policy.

      3. Legal Advice

From time to time, a customer may ask Company or Bank Officials or Employees to recommend an attorney, accountant, etc., for personal use. As a matter of policy, such recommendation should not be provided unless several names are given to the customer with no indication of favoritism or preference.

In addition some discussions with customers will lead to a request that the Company or Bank Official discuss the legality or illegality of a proposed transaction. The practice of law and the providing of legal advice is the exclusive authority of lawyers. Company and Bank Officials cannot and should not practice law or give legal advice. Therefore, under no circumstances should a Company or Bank Official give any legal or other type of professional advice to a customer, and any response should be carefully phrased so that the response cannot be construed as being such advice.


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      4. Sexual Harassment Policy

The Company and the Bank will not tolerate any form of harassment in the workplace, including harassment on the basis of sex. Prohibited conduct includes unwelcome sexual advances, requests for sexual favors, verbal or physical conduct of a sexual nature, such as uninvited touching and sexually related comments that create a hostile work environment. The Company's and the Bank's complete policy regarding Harassment is set forth in Appendix A hereto.

      5. ADA Policy

The Company and the Bank are committed to complying fully with the Americans with Disabilities Act ("ADA") which ensures equal opportunity for qualified persons and disabilities. Responsibility for compliance with ADA is shared throughout the Company and the Bank and is specifically assigned to the Human Resources Department, however, if you supervise others, you are also directly responsible for implementing the Company's and the Bank's ADA Policy, located in the Employee Handbook.

      6. Outside Activities of Employees

      Aside from the duty to avoid conflicts of interest in connection with outside activities, the Company and the Bank recognize and respect the right of Employees to engage in outside activities which they may deem proper and desirable, provided that these activities are legal, do not impair or interfere with the conscientious performance of the Employee's duties for the Company or the Bank, do not involve the misuse of the Company's or the Bank's influence, facilities, information or other resources, do not divert opportunities from the Company or the Bank and do not reflect discredit upon the name and reputation of the Company or the Bank. In order to confirm the items listed above, Employees must obtain the approval of the Company or Bank, as applicable, prior to accepting outside employment opportunities.

      Employees must also obtain the prior approval of the President of the Bank and/or Human Resources Officer.

      Certain types of outside employment and activities that may raise conflict-of -interest questions include, but are not limited to, the following:

o     Employment by a company that is a competitor of the Bank.

o     Preparation of statements to be presented to the Bank to obtain a loan.

o Publication of books or articles pertaining to or containing any information about the Company or the Bank.

o Rendering investment counsel based on information, reports or analyses prepared for or by the Bank.

o     Rendering accounting services.


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

o     Drawing wills or practicing law.

o     Using Bank equipment, supplies, or facilities without permission.

o     Performing a service that the Bank itself performs.

      In this connection, every Employee shall disclose promptly, in writing, any personal situation or transaction which is or may be in conflict with the intent of this policy.

      7. Management of Personal Finances

Employees are responsible for the prudent management of their personal finances, including the use of the Company's and the Bank's financial services and accounts. Employees must avoid overextensions of credit, drawing checks against insufficient funds, misuse of corporate credit cards, or other unsound or improper financial practices. Mismanagement of personal finances may result in account closure and/or disciplinary action up to and including termination. See also, Section D of this Code of Ethics.

M. Purchased Services

The Company and the Bank has a centralized procurement system which requires that no employee other than a member of Management may commit the Company or the Bank to a vendor for any product, service, price or quantity, nor reveal competitive prices or special arrangements.

Fees and commissions are an integral part of various aspects of all business activity. The Company and the Bank regularly engage the services of brokers, dealers, accountants, appraisers, lawyers, consultants, and so on. Any evaluation designed to determine who is to be selected to perform a particular service will obviously contain an element of subjectivity. The choice should always be predicated on quality, price and corporate responsibility. These criteria underlie the Company's and the Bank's specific purchasing policy. Any fees or commissions for other than clearly stated business purposes are prohibited. Purchases that are not submitted to the Finance Department must be approved by the Chief Executive Officer or the Chief Financial Officer and an authorized purchase order issued and signed by a member of the Executive Department.

N. Employment of Relatives

The Company and the Bank will not hire the spouse of an Employee and will not continue to employ two Employees who become married to each other.

O. Violations

Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by Federal or State regulatory agencies or courts.


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

                                   APPENDIX A

HARASSMENT POLICY

      All employees of The First National Bank of Ipswich ("Bank") have the right to be treated with respect and dignity. The Bank supports employees' right to work in an environment free from unlawful discrimination, including freedom from sexual harassment. It is Bank policy that no employee may harass another. In addition to sexual harassment, harassment is also illegal when based on age, color, disability, gender, national origin, race, religion, ancestry or sexual orientation.

Sexual harassment is defined as:

Unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature when: (a) submission to such conduct is made either explicitly or implicitly a term or condition of employment or as a basis for employment decisions; or (b) such requests or conduct have the purpose or effect of unreasonably interfering with an individual's work performance by creating an intimidating, hostile, humiliating or sexually offensive work environment.

Similarly, harassment other than sexual harassment has been defined as:

Conduct that denigrates or shows hostility or aversion toward an individual because of his or her protected status, or that of his or her relatives, friends or associates, and that (1) has the purpose or effect of creating an intimidating, hostile or offensive working environment; (2) has the purpose or effect of unreasonably interfering with an individual's work performance; or (3) otherwise adversely affects an individual's employment opportunities.

      While it is not possible to list all those circumstances that constitute sexual harassment, the following are examples of conduct which, if unwelcome, may constitute harassment depending on the circumstances:

o     Sexual advances -- whether they involve physical touching or not;

o Requests for sexual favors in exchange for actual or promised job benefits, such as favorable reviews, salary increases, promotions, increased benefits or continued employment;

o     Sexual jokes;

o Use of sexual epithets, written or oral references to sexual conduct, gossip regarding one's sex life; comments on an individual's body, comments about an individual's sexual activity, deficiencies or prowess;

o     Displaying sexually suggestive objects, pictures, cartoons;

o Leering, whistling, brushing against the body, sexual gestures, suggestive or insulting comments;

o     Inquiries into one's sexual activities; and

o     Assault or coerced sexual acts.

      All employees are encouraged to promptly report any behavior perceived as harassment to Nancy A. Lowell at The First National Bank of Ipswich, 31 Market Street, Ipswich, MA 01938, 978-356-8130 or Donald P. Gill at The First National Bank of Ipswich, 31 Market Street, Ipswich, MA 01938, 978-356-8157 so that the incident can be investigated. Voice mail is available for after-hours calls and anonymous complaints. All complaints will be investigated as thoroughly as circumstances permit. It is unlawful to retaliate against an employee for filing a complaint of sexual or other harassment or for cooperating in an investigation of such a complaint. The Bank will not tolerate any retaliation against anyone who in good faith reports an incident of alleged harassment or who cooperates in an investigation. If an individual is found to have violated this policy, he or she will be subject to disciplinary action, including, where appropriate, suspension or dismissal.

      This policy applies to both supervisory and nonsupervisory personnel.

      The following state and federal employment discrimination agencies enforce the law against sexual harassment and discrimination and can be contacted at the phone numbers and addresses listed below:

                               Massachusetts Commission Against Discrimination

     One Ashburton Place, 6th Floor (Room 601)       436 Dwight Street, Room 220
     Boston, MA 02108                                Springfield, MA 01103
     (617) 994-6000                                  (413) 739-2145
     (617) 994-6196 TTY

     Equal Employment Opportunity Commission, Area Office
     One Congress Street, Room 101
     Boston, MA 02114
     (617) 565-3200

10/3/96
(revised 1/23/04)


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

                                   APPENDIX B
                    DATE APPROVED BY BOARD SEPTEMBER 21, 1995

                BANK BRIBERY ACT AND CONFLICTS OF INTEREST POLICY
                                (CODE OF CONDUCT)

I. PURPOSE:

A. The Bank Bribery Act provisions of the Comprehensive Crime Control Act of 1984 prohibit improper benefit from those seeking loan funds or services from a financial institution or someone in a position to provide services to a financial institution by establishing criminal penalties for the offer or acceptance of such benefits. It is the intent of the Bank to embrace that purpose and to adopt a policy that embodies high ethical standards.

II. PROHIBITIONS:

A. All employees, officers, directors, agents and attorneys ("Officials") of the Bank are generally prohibited from:

1. Soliciting for themselves or a third party (other than this Institution) anything of value from anyone in return for any business, service or confidential information of the Bank;

2. Accepting anything of value (other than bona fide salary, wages and fees) from anyone in connection with the business of the Bank, either before or after a transaction is discussed or consummated; or

3. Self dealing, conflicts of interest, or otherwise trading on their positions with the Bank, for personal advantage, including, but not limited to, accepting a business opportunity or other benefit from one doing or seeking to do business with the Bank, which opportunity or benefit is not made available to the public generally or which is made available because of such party's position with the Bank.

III. EXCEPTIONS:

      A. The Bank recognizes the following are appropriate exceptions to the general prohibition of acceptance of things of value in connection with employment by the Bank:

1. Gifts, gratuities, amenities or favors if they are based entirely on obvious family or personal relationships (such as the relationship between an official and his or her parents, children or spouse) when the circumstances make it clear that it is this relationship rather than the business of or employment by the Bank that is the motivating factor.

2. Meals, refreshments, travel arrangements, accommodations, or entertainment (all of reasonable value) if furnished in the course of a meeting or other occasion the purpose of which is to hold bona fide business discussions, provided that the expenses would be paid for by this Institution as a reasonable business expense, if not paid for by another party.

3. Loans from other banks or financial institutions on customary terms to finance proper and usual activities of an Official, such as home mortgage loans, except where prohibited by law.

4. Advertising or promotional materials of a reasonable value, such as pens, pencils, note pads, key chains, calendars, and similar items.

5. Discounts, premiums, or rebates on merchandise or services or other benefits that do not exceed those available to other customers.

6. Gifts of reasonable value that are related to commonly recognized events or occasions, such as promotion, new job, wedding, retirement, Christmas or Bar Mitzvah. Such gifts shall not exceed the value of $100 per gift.

7. Civic, charitable, educational or religious organizational awards for recognition of service and/or accomplishment. Such an award shall not exceed the value of $100 per award. [This amount must be reasonable and should show that the Bank is seeking to embody the highest ethical standards in its Code of Ethics, pursuant to 18 USC Sec 215 and Regulatory Guidelines, including OCC Banking Circular 222 (Rev.).]

8. The Bank may, on a case-by-case basis, approve of other circumstances, not identified above, in which an Official requests to be permitted to accept something of value in connection with the Bank's business. Approval by the President or the Board of Directors of such circumstances only shall be made in writing based on a full written disclosure of all relevant facts.

IV. REQUIRED DISCLOSURES:

      A. If an employee, officer, director, agent or attorney is offered or receives anything of value beyond what is authorized in this policy, that person must disclose the following information in writing to the President or Chairman of the Board of Directors of the Bank, to wit:

            1.    The gift offered or accepted;

            2.    The name of the donor and his/her company affiliation;

            3.    The value of the gift; and

            4.    The circumstances surrounding receipt of the gift.

      B. Officials of the Bank must disclose all potential conflicts of interest, including those in which a party has been inadvertently placed due to either business or personal relationship with customers, suppliers, business associates, or competitors of this Institution. Such disclosure must be made in writing to the President or Chairman of the Board of Directors of this Institution.

                              FIRST IPSWICH BANCORP

                                       AND

                       THE FIRST NATIONAL BANK OF IPSWICH

                                 CODE OF ETHICS

                Directors', Trustees', Officers' and Employees'
                        Acknowledgement and Certification

I hereby acknowledge receipt of my personal copy of the Code of Ethics (the "Code") of First Ipswich Bancorp (the "Company") and The First National Bank of Ipswich (the "Bank"). I understand that the provisions of the Code of Ethics constitute the official policy of the Company and the Bank and that I will be expected to comply with both the letter and the spirit of the Code's provisions for as long as I remain an officer or employee of the Company or the Bank. I also understand that any violation of the Code may result in disciplinary action being taken against me up to and including termination of employment. I also understand that the Company's and the Bank's right to take action in the event of a violation of the Code does not imply any limitation of the Company's or the Bank's right to take disciplinary or other action against me in the Company's or the Bank's discretion, in other circumstances.

Accordingly, I hereby certify that I have read the First Ipswich Bancorp and The First National Bank of Ipswich Code of Ethics and agree to abide by its provisions at all times. I understand its provisions and have had the opportunity to ask any questions about it that I may have. Within its meaning, expressed or implied, I am not in violation of the Code and I am not aware of any circumstance or activity of a personal or family nature which would conflict with the interest of the Company or the Bank except as indicated on the following page. (If nothing to report, please write "None".)


Date:                                      Signature:
     ---------------------                           --------------------------

                                           Name:
                                                 -------------------------------


                                           Title
                                                 -------------------------------


                                           Department:
                                                       -------------------------

                            Circumstance or Activity


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ACKNOWLEDGEMENT RECEIVED:


Date:
     -----------------------               -------------------------------------
                                           Signature of Designated Bank Official

                                           -------------------------------------
                                           Name (printed)

                                           -------------------------------------
                                           Title


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